Exhibit 99.1

Press Release
August 7, 2013	Contact Information:
For Immediate Release	Mark Peterson Senior Vice President and Chief Financial Officer 414.643.3739

Rexnord Corporation Launches Syndication of Senior Secured Credit Facility

MILWAUKEE, WI – August 7, 2013 NYSE:RXN

Rexnord Corporation (“Rexnord”) announced today that its wholly-owned subsidiaries, RBS Global, Inc. and Rexnord LLC, will seek to refinance their senior secured term facilities with a new 7-year term loan in an aggregate amount of approximately $1.95 billion and to modify certain provisions applicable to their existing revolving credit facility. The proceeds of the new term loan will be used to refinance the existing senior secured term loan, to purchase, redeem or discharge all of their outstanding 8 1/2% Senior Notes due 2018 and to pay related fees and expenses. The proposed refinancing of the senior secured credit facilities and related transactions are subject to customary conditions, market conditions and other factors, and may not occur as described or at all.

About Rexnord

Headquartered in Milwaukee, Wisconsin, Rexnord is comprised of two strategic platforms, Process & Motion Control and Water Management, with approximately 7,300 employees worldwide. The Process & Motion Control platform designs, manufactures, markets and services specified, highly-engineered mechanical components used within complex systems. The Water Management platform designs, procures, manufactures and markets products that provide and enhance water quality, safety, flow control and conservation. Additional information about the Company can be found at www.rexnord.com.

Cautionary Statement on Forward-Looking Statements

Information in this release may involve outlook, expectations, beliefs, plans, intentions, strategies or other statements regarding the future, which are forward-looking statements. These forward-looking statements involve risks and uncertainties. All forward-looking statements included in this release are based upon information available to Rexnord as of the date of the release, and Rexnord assumes no obligation to update any such forward-looking statements. The statements in this release are not guarantees of future performance, and actual results could differ materially from current expectations. Numerous factors could cause or contribute to such differences. Please refer to “Risk Factors” and “Cautionary Notice Regarding Forward-Looking Statements” in Rexnord’s Form 10-K for the fiscal year ended March 31, 2013 as well as Rexnord’s annual, quarterly and current reports filed on Forms 10-K, 10-Q and 8-K from time to time with the Securities and Exchange Commission for a further discussion of the factors and risks associated with the business.